EXHIBIT A

2009 STOCK ISSUANCES			Preferred Stock	Common Stock	S-8 Shares	S-8 Share Balance

Date	Description

09/08/09	CS issued for conversion (Fouch)	Pref. Series A converted to common	(100,000)	100,000,000
3/1/2009	Fouch return to treasury	Pref. Series A retired	(4,565,000)

07/02/09	CS issued for services S-8 (Hansen)	S-8 registration statement filed with SEC on 11/4/2004			50,000,000	506,925,000
07/09/09	CS issued for services S-8 (Fouch)	S-8 registration statement filed with SEC on 11/4/2004			10,000,000	496,925,000
08/14/09	CS issued for services S-8 (Fouch)	S-8 registration statement filed with SEC on 11/4/2004			10,000,000	486,925,000
30-Oct-09	CS issued for services S-8 (Bonenberger)	S-8 registration statement filed with SEC on 11/4/2004			50,000,000	436,925,000
30-Oct-09	CS issued for services S-8 (Bollman)	S-8 registration statement filed with SEC on 11/4/2004			20,000,000	416,925,000
10/27/09	CS issued for services S-8 (Allinder)	S-8 registration statement filed with SEC on 11/4/2004			30,000,000	386,925,000

03/06/09	CS issued for services (Haahan et al)	Exemption from Section 4(2) of the Securities Act of 1933		180,000,000
07/14/09	CS issued for services (Evergreen Marketing LLC)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
07/14/09	CS issued for services (Shaphrang LLC)	Exemption from Section 4(2) of the Securities Act of 1933		30,000,000
07/14/09	CS issued for services (Wakabayashi Fund)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000

01/23/09	CS issued for conversion (AJW)	Exemption from Section 4(2) of the Securities Act of 1933		4,364,455
01/29/09	CS issued for conversion (Rodriguez)	Exemption from Section 4(2) of the Securities Act of 1933		872,891
01/29/09	CS issued for conversion (Fairhill One)	Exemption from Section 4(2) of the Securities Act of 1933		872,891
01/29/09	CS issued for conversion (Denton)	Exemption from Section 4(2) of the Securities Act of 1933		872,891
02/10/09	CS issued for conversion (Fied)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/10/09	CS issued for conversion (Lieder)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/10/09	CS issued for conversion (Appolo Capital)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/10/09	CS issued for conversion (Rovert Consulting)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/10/09	CS issued for conversion (EGF Fin.)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/10/09	CS issued for conversion (Berthoud Fin.)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/10/09	CS issued for conversion (Fairhills 5)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
02/23/09	CS issued for conversion (Fouch) OI	Exemption from Section 4(2) of the Securities Act of 1933		30,000,000
02/25/09	CS issued for conversion (White Knight)	Exemption from Section 4(2) of the Securities Act of 1933		1,500,000
03/05/09	CS issued for conversion (White Knight)	Exemption from Section 4(2) of the Securities Act of 1933		1,900,000
03/06/09	CS issued for conversion (Anguiano)	Exemption from Section 4(2) of the Securities Act of 1933		1,500,000
03/10/09	CS issued for conversion (Grosher)	Exemption from Section 4(2) of the Securities Act of 1933		1,500,000
03/12/09	CS issued for conversion (Ingarfield)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
03/12/09	CS issued for conversion (Fieg)	Exemption from Section 4(2) of the Securities Act of 1933		42,520,119
03/12/09	CS issued for conversion (Rodriguez)	Exemption from Section 4(2) of the Securities Act of 1933		48,254,218
03/12/09	CS issued for conversion (Fairhills 1)	Exemption from Section 4(2) of the Securities Act of 1933		47,520,119
03/12/09	CS issued for conversion (Fairhills 2)	Exemption from Section 4(2) of the Securities Act of 1933		48,393,010
03/12/09	CS issued for conversion (Fairhills 2)	Exemption from Section 4(2) of the Securities Act of 1933		48,393,010
03/12/09	CS issued for conversion (Bronson)	Exemption from Section 4(2) of the Securities Act of 1933		27,520,119
03/12/09	CS issued for conversion (Bronson)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
03/12/09	CS issued for conversion (Bronson)	Exemption from Section 4(2) of the Securities Act of 1933		1,000,000
03/12/09	CS issued for conversion (Mackey)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
03/12/09	CS issued for conversion (Brass Bulls)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
03/12/09	CS issued for conversion (LBI Capital)	Exemption from Section 4(2) of the Securities Act of 1933		40,000,000
03/12/09	CS issued for conversion (Fleming)	Exemption from Section 4(2) of the Securities Act of 1933		1,000,000
03/12/09	CS issued for conversion (Grober)	Exemption from Section 4(2) of the Securities Act of 1933		25,000,000
03/12/09	CS issued for conversion (Grober)	Exemption from Section 4(2) of the Securities Act of 1933		21,786,020
03/31/09	CS issued for conversion (Forigo)	Exemption from Section 4(2) of the Securities Act of 1933		3,433,248
04/01/09	CS issued for conversion (Forigo)	Exemption from Section 4(2) of the Securities Act of 1933		6,566,752
04/01/09	CS issued for conversion (Grober)	Exemption from Section 4(2) of the Securities Act of 1933		1,606,990
04/09/09	CS issued for conversion (White Knight)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
04/09/09	CS issued for conversion (Grosher)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
04/09/09	CS issued for conversion (Anguiano)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
05/04/09	CS issued for conversion (Anguiano)	Exemption from Section 4(2) of the Securities Act of 1933		8,000,000
05/04/10	CS issued for conversion (Grosher)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
05/04/09	CS issued for conversion (White Knight)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
05/08/09	CS issued for conversion (MacKey)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
05/08/09	CS issued for conversion (Target)	Exemption from Section 4(2) of the Securities Act of 1933		25,000,000
05/08/09	CS issued for conversion (Akron Asso.)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
05/08/09	CS issued for conversion (Target)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
05/11/09	CS issued for conversion (Bronson)	Exemption from Section 4(2) of the Securities Act of 1933		10,000,000
05/11/09	CS issued for conversion (Ash)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
05/11/09	CS issued for conversion (Grober)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
05/11/09	CS issued for conversion (Level Up)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
07/24/09	CS issued for conversion (Carpathia)	Exemption from Section 4(2) of the Securities Act of 1933		62,500,000
07/24/09	CS issued for conversion (Barclay Lyons)	Exemption from Section 4(2) of the Securities Act of 1933		62,500,000
08/06/09	CS issued for conversion (Machiavelli)	Exemption from Section 4(2) of the Securities Act of 1933		62,500,000
08/26/09	CS issued for conversion (Machiavelli)	Exemption from Section 4(2) of the Securities Act of 1933		75,000,000
08/26/09	CS issued for conversion (Carpathia)	Exemption from Section 4(2) of the Securities Act of 1933		75,000,000
08/31/09	CS issued for conversion (Jahoco)	Exemption from Section 4(2) of the Securities Act of 1933		75,000,000
09/08/09	CS issued for conversion (Mittleman)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000
09/22/09	CS issued for conversion (Barclay Lyons)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
07/29/09	CS issued for conversion (White Knight)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
08/07/09	CS issued for conversion (Grosher)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
09/24/09	CS issued for conversion (Anguiano)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
09/28/09	CS issued for conversion (Grosher)	Exemption from Section 4(2) of the Securities Act of 1933		20,000,000
08/14/09	CS issued for conversion (Parker Anderson)	Exemption from Section 4(2) of the Securities Act of 1933		62,500,000
08/14/09	CS cancelled for conversion (Parker Anderson)	Exemption from Section 4(2) of the Securities Act of 1933		(62,500,000)
09/08/09	CS issued for conversion (Fouch)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000
09/08/09	CS issued for conversion (Machiavelli)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
09/02/09	CS issued for conversion (Jahoco)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
09/25/09	CS issued for conversion (Mittleman)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
09/29/09	CS issued for conversion (Fouch)	Exemption from Section 4(2) of the Securities Act of 1933		200,000,000
09/24/09	CS issued for conversion (Anguiano)	Exemption from Section 4(2) of the Securities Act of 1933		(20,000,000)
09/25/09	CS issued for conversion (Mittleman)	Exemption from Section 4(2) of the Securities Act of 1933		(50,000,000)
10/06/09	CS issued for conversion (Sunderland)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000
10/22/09	CS issued for conversion (Machiavelli)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000
11/02/09	CS issued for conversion (Mittleman)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
11/11/09	CS issued for conversion (O'Rourke)	Exemption from Section 4(2) of the Securities Act of 1933		92,807,265
11/20/09	CS issued for conversion (Epstein)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
11/23/09	CS issued for conversion (Epstein)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
11/23/09	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000
12/18/09	CS issued for conversion (Theriot)	Exemption from Section 4(2) of the Securities Act of 1933		184,500,000
12/21/09	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		67,500,000
12/21/09	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
12/22/09	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		221,000,000
12/21/09	CS issued for conversion (Theriot)	Exemption from Section 4(2) of the Securities Act of 1933		36,500,000
12/21/09	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		(67,500,000)
12/21/09	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		(150,000,000)

2010 STOCK ISSUANCES			Preferred Stock	Common Stock	S-8 Shares	S-8 Share Balance
1/11/10	CS issued for services S-8 (Bollman)	S-8 registration statement filed with SEC on 11/4/2004			20,000,000	366,925,000.00
01/14/10	CS issued for services S-8 (Woods)	S-8 registration statement filed with SEC on 11/4/2004			150,000,000	216,925,000.00
01/15/10	CS issued for services S-8 (Theriot)	S-8 registration statement filed with SEC on 11/4/2004			150,000,000	66,925,000.00
01/26/10	CS issued for services S-8 (Woods)	S-8 registration statement filed with SEC on 11/4/2004			35,000,000	31,925,000.00
02/03/10	CS issued for services S-8 (McShane)	S-8 registration statement filed with SEC on 11/4/2004			30,000,000	1,925,000.00

01/06/10	CS issued for conversion (Investor Relations)	Exemption from Section 4(2) of the Securities Act of 1933		(257,500,000)
01/14/10	CS issued for conversion (Thomas)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
01/14/10	CS issued for conversion (Thomas)	Exemption from Section 4(2) of the Securities Act of 1933		(150,000,000)
01/21/10	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		150,000,000
01/22/10	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		67,500,000
01/22/10	CS issued for conversion (Theriot)	Exemption from Section 4(2) of the Securities Act of 1933		(184,500,000)
01/22/10	CS issued for conversion (Lazarus Assoc.)	Exemption from Section 4(2) of the Securities Act of 1933		(67,500,000)
01/26/10	CS issued for conversion (Thomas)	Exemption from Section 4(2) of the Securities Act of 1933		185,000,000
01/26/10	CS issued for conversion (Nobleco, Inc.)	Exemption from Section 4(2) of the Securities Act of 1933		185,000,000
02/03/10	CS issued for conversion (McShane)	Exemption from Section 4(2) of the Securities Act of 1933		70,000,000
02/24/10	CS issued for conversion (Cardenas)	Exemption from Section 4(2) of the Securities Act of 1933		27,000,000
02/26/10	CS issued for conversion (Kohl)	Exemption from Section 4(2) of the Securities Act of 1933		30,500,000
02/26/10	CS issued for conversion (Wakabayashi)	Exemption from Section 4(2) of the Securities Act of 1933		30,000,000
03/05/10	CS issued for conversion (Barclay)	Exemption from Section 4(2) of the Securities Act of 1933		200,000,000
03/08/10	CS issued for conversion (Nobelco)	Exemption from Section 4(2) of the Securities Act of 1933		(185,000,000)
03/09/10	CS issued for conversion (Grosher)	Exemption from Section 4(2) of the Securities Act of 1933		25,000,000
03/09/10	CS issued for conversion (White Knight)	Exemption from Section 4(2) of the Securities Act of 1933		(25,000,000)
03/10/10	CS issued for conversion (Clearstone)	Exemption from Section 4(2) of the Securities Act of 1933		200,000,000
03/19/10	CS issued for conversion (Barclay)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000
03/29/10	CS issued for conversion (Burwell)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
03/29/10	CS issued for conversion (Bashford)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
04/09/10	CS issued for conversion (Wolf Popper)	Exemption from Section 4(2) of the Securities Act of 1933		300,000,000
04/09/10	CS issued for conversion (Scotssdale)	Exemption from Section 4(2) of the Securities Act of 1933		300,000,000
04/20/10	CS issued for conversion (Gaines)	Exemption from Section 4(2) of the Securities Act of 1933		(300,000,000)
04/21/10	CS issued for conversion (Livingston)	Exemption from Section 4(2) of the Securities Act of 1933		300,000,000
05/07/10	CS issued for conversion (Gaines)	Exemption from Section 4(2) of the Securities Act of 1933		300,000,000
05/07/10	CS issued for conversion (Gaines)	Exemption from Section 4(2) of the Securities Act of 1933		(300,000,000)
05/13/10	CS issued for conversion (Gaines)	Exemption from Section 4(2) of the Securities Act of 1933		300,000,000
05/24/10	CS issued for conversion (Murray)	Exemption from Section 4(2) of the Securities Act of 1933		142,000,000
05/27/10	CS issued for conversion (Granada Capital)	Exemption from Section 4(2) of the Securities Act of 1933		360,000,000
06/01/10	CS issued for conversion (Clearstone)	Exemption from Section 4(2) of the Securities Act of 1933		290,000,000
06/03/10	CS issued for conversion (Hamdan)	Exemption from Section 4(2) of the Securities Act of 1933		210,000,000
06/10/10	CS issued for conversion (Burwell)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
06/10/10	CS issued for conversion (Bashford)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
06/10/10	CS issued for conversion (Barclay)	Exemption from Section 4(2) of the Securities Act of 1933		(50,000,000)
06/10/10	CS issued for conversion (Barclay)	Exemption from Section 4(2) of the Securities Act of 1933		(50,000,000)
06/14/10	CS issued for conversion (Gaines)	Exemption from Section 4(2) of the Securities Act of 1933		200,000,000
06/18/10	CS issued for conversion (Hamden)	Exemption from Section 4(2) of the Securities Act of 1933		300,000,000
06/25/10	CS issued for conversion (Bashford)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
06/25/10	CS issued for conversion (Burwell)	Exemption from Section 4(2) of the Securities Act of 1933		50,000,000
06/25/10	CS issued for conversion (Bashford)	Exemption from Section 4(2) of the Securities Act of 1933		(50,000,000)
06/25/10	CS issued for conversion (Burwell)	Exemption from Section 4(2) of the Securities Act of 1933		(50,000,000)
07/02/10	CS issued for conversion (Burwel/Bashford)	Exemption from Section 4(2) of the Securities Act of 1933		100,000,000